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Coming tomorrow – ExxonMobil’s “State of the Business” address

By Jennifer Driscoll

“Ladies and Gentlemen, the President of the United States!”

That’s how the House Sergeant at Arms kicks off the annual State of the Union address, when the president reports to Congress (and a nationally televised audience) how the nation is doing.

It’s a fine occasion, when politicians on both sides of the aisle stand up and clap out of respect for the person in the highest office in the country, and the nation that elected these leaders sits in quiet anticipation to hear what the priorities will be for the coming year.

In the world of business, corporations perform a somewhat similar ceremony, only on a smaller scale. Now is when many companies hold their Annual Shareholders Meetings, the one occasion each year when shareholders large and small get to hear from their Chairmen and Chairwomen, whom they elected, about the official business of running the nation’s public companies.

The annual meeting is very much a State of the Business event – a company’s look back at the past year’s financial and operating performance and a gaze forward at the course management is charting for the coming years.

Tomorrow, our Chairman and CEO, Darren Woods, will convene ExxonMobil’s 2023 annual shareholders meeting, continuing a long, storied history that dates back more than 140 years to the days of Standard Oil.

He’ll talk about some of the milestones we achieved in 2022, including how in a record year for the industry, we led our integrated oil company (IOC) peers in earnings, cash flow, returns on capital and total shareholder return. He’ll highlight how we increased our oil and natural gas production at a time the world needed it most. He’ll also discuss our best-ever North America refining throughput at the assets we are operating, how we achieved zero routine flaring in the Permian1, the company’s 50% reduction in operated methane intensity since 20162, and our plans to grow our Low Carbon Solutions business.

In addition, Darren will highlight some of our employees who drove that performance. A company is only as good as its people, and from my standpoint we employ some of the best that are out there. A newcomer, I consider myself fortunate to work alongside them. They’re the reason our results in 2022 were “industry leading.”

[1]

References to routine flaring herein are consistent with the World Bank’s Zero Routine Flaring Initiative/Global Gas Flaring Reduction Partnership’s (GGFRP) principle of routine flaring, and excludes safety and non-routine flaring. Our actions to reduce emissions through 2030 include achieving net-zero Scope 1 and 2 greenhouse gas emissions in our Permian Basin unconventional operated assets.

[2]

ExxonMobil Scope 1 and 2 greenhouse gas emission estimates from operated assets (2022, compared to 2016 levels); we are working to continuously improve our performance and methods to detect, measure and address greenhouse gas emissions.

The State of the Business today is strong. We want to make it stronger. So Darren will also discuss our plans to double earnings and cash flow potential by 20273, while making continued progress in reducing greenhouse gas emissions.

Unlike the State of the Union, our annual shareholders meeting is an important part of our ongoing and direct engagement with shareholders. It’s a back-and-forth, a real dialog. It has to be; after all, our shareholders own the company. We’re the daily custodians and caretakers of the business they entrust to us.

How does this dialog work? At the annual meeting, shareholders don’t just hear from Darren. They can ask questions. About anything on their minds. More than that, shareholders can offer proposals for the entire shareholder base to consider and vote on. We discuss the proposals with the proponent and also with large shareholders, who request meetings to talk to us before they cast their votes.

While we may not always agree with every investor on every proposal, we look for common ground and ways to improve the company’s performance. And we encourage every shareholder – whether you own one share or thousands – to register, tune in tomorrow, and vote, if you haven’t done so already. It’s not just our meeting. It’s yours too. And when you exercise your power by voting, you help ensure our company stays great, just like our country.

I hope you’ll join us tomorrow.

Jennifer Driscoll, ExxonMobil Vice President of Investor Relations

[3]

Using a $60/bbl Brent crude price, a $3/mmbtu Henry Hub gas price and Energy, Chemical, and Specialty Product margins reflect annual historical averages for the 10-year period from 2010-2019. All crude and natural gas prices for future years are adjusted for inflation from 2022.